Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the references to, and inclusion of, our reserves reports included in this Registration Statement on Form S-1 of Desert Peak Minerals Inc. and any amendments thereto (the “Registration Statement”) with respect to the information from our firm’s reserves reports dated August 19, 2021, and August 20, 2021, prepared for Rock Ridge Royalty Company, LLC as of December 31, 2019, and December 31, 2020, respectively, in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in the prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

October 8, 2021